Exhibit 15.1

Deloitte Touche Tohmatsu Auditores Independentes Rua Alexandre Dumas, 1981 – Chacará Santo Antonio São Paulo - SP- 04717-906 Brasil Tel: + 55 (11) 5186-2444 Fax:+ 55 (11) 5185-2911 www.deloitte.com.br

February 2, 2005

Ultrapar Participações S.A. Av. Brigadeiro Luis Antônio, 1343 São Paulo, SP, Brazil

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Ultrapar Participações S.A. and subsidiaries for the nine-month periods ended September 20, 2004 and 2003, and have issued our report dated October 29, 2004, except for Note 24 as to which the date is November 26, 2004. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above is being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte Touche Tohmatsu